SECOND AMENDMENT TO
AMENDED AND RESTATED INVESTMENT
SUB-ADVISORY AGREEMENT BETWEEN

VERSUS CAPITAL ADVISORS LLC AND

CALLAN LLC.

THIS SECOND AMENDMENT (the “Amendment”) TO THE AMENDMED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT is made this 5th day of November, 2018, by and between VERSUS CAPITAL ADVISORS LLC, a Delaware limited liability company (the "Adviser") and CALLAN LLC, a California limited liability company (the "Sub-Adviser").

WHEREAS, the Adviser and the Sub-Adviser are each investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engage in the business of providing investment management advice and services; and

WHEREAS, the Adviser has been retained to act as an investment adviser to Versus Capital Multi-Manager Real Estate Income Fund (the "Fund''), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company, pursuant to an Investment Management Agreement dated August 26, 2011, and

WHEREAS, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisors Agreement dated December 2, 2014 (the “Investment Management Agreement”) and now intend to delete Section 1 (c) Right of Sub-Adviser, delete Section 8(c) and to amend Section 8 (b) of the Investment Management Agreement; and

WHEREAS, the Adviser and the Sub-Adviser intend that all other sections of the Investment Management Agreement shall remain unchanged; and

WHEREAS, Section 1 (c) of the Investment Management Agreement permits the Sub-Adviser to terminate agreement “for cause”; and

WHEREAS, Section 8 (c) of the Investment Management Agreement entitles the Sub-Adviser to receive a one-time termination fee assessed in the event of Adviser’s material breach; and

WHEREAS, Section 8 (b) of the Investment Management Agreement addresses termination of the Investment Management Agreement; and

WHEREAS, Section 12 of the Investment Management Agreement entitles the parties to amend the agreement by mutual written consent; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Investment Management Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

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NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.

Section 1 (c) Right of Sub-Adviser. This section will be deleted in its entirety:

~~Section 1 (c) Right of Sub-Adviser. Should the Adviser select a new Investment Fund or Investment Manager that has not been approved by the Sub-Adviser or choose not to terminate an Investment Manager or Investment Fund that was recommended for termination by the Sub Adviser, then such action or actions by the Adviser shall enable the Sub-Adviser to terminate this Agreement "for cause" pursuant to Section 8 of this Agreement. This section shall in no way be construed to give the Sub-Adviser any discretion to make investment decisions.~~

Section 8 (c) Termination Fee. This section will be deleted in its entirety:

~~Section 8 (c) Termination Fee. The Sub-Adviser shall be entitled to receive all amounts earned and payable to it and not yet paid, pursuant to Section 2 of this Agreement, as of the date of termination.  In  addition,  a  one-time  termination  fee  will  be  assessed  in  the  event  of  the termination of this Agreement by the Sub-Adviser as a result of the Adviser's material breach of this Agreement or pursuant to the Sub-Adviser's  right to terminate under Section !(c)  of this Agreement ("Cause"). No termination  fee shall  be  paid if the  Sub-Adviser  terminates this Agreement without Cause, if this Agreement terminates pursuant to any of the termination events set forth in Section 8(b) or if the Adviser terminates this Agreement as a result of the Sub Adviser's  material breach of this Agreement. Such termination fee shall be paid within ninety (90) days of Adviser's  termination and shall be based on the determination of fees and expense reimbursement defined within Section 2 above.~~

Section 8(b) Termination shall be modified as follows:

Section (b) Termination:.  This Agreement may be terminated at any time, upon 60 days’ written notice, by (i) the Adviser or (ii) the Sub-Adviser.  The Agreement may be terminated at any time, without the payment of any penalty, by (i) vote of the Board; or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than 60 days’ written notice to the Sub-Adviser, in accordance with Section 15(a)(3) of the 1940 Act.  This Agreement shall automatically terminate in the event of (i) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (ii) the termination of the Investment Management Agreement.  The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Adviser and Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. The Sub-Adviser shall be entitled to receive all amounts earned and payable to it and not yet paid, pursuant to Section 2 of this Agreement, as of the date of termination.

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2.         Except as specifically modified by this Amendment, all terms, conditions and provisions of the Investment Management Agreement will continue in full force and effect.  From and after the effective date of this Amendment, all, references to the Investment Management Agreement will be to the Investment Management Agreement as amended by this Amendment.

3.         This Amendment shall be governed by and construed in accordance with the Laws of the State of New York.

4.         Any conflict arising between this Amendment and the Investment Management Agreement shall be resolved in favor of the terms and intent of this Amendment.

(signatures follow)

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BY THE SIGNATURES affixed below, the above Amendment is hereby accepted as to all the terms and conditions. This Amendment is duly authorized by the legal representatives of the parties herein and the parties are hereby fully bound by the terms of this Amendment. This Amendment may be signed in counterparts and each party when taken together shall create a full and binding document. This Amendment may be signed and signatures transmitted by facsimile or electronic mail (as a .pdf document) and such transmitted signatures shall have the same binding effect as an original signed agreement.

VERSUS CAPITAL ADVISORS LLC

By:       /s/ William R. Fuhs
            Name:  William R. Fuhs
            Title:    President

CALLAN LLC.

By:       /s/ Eric Davison
            Name:  Eric Davison
            Title:    EVP

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